Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TradeUP Acquisition Corp. on Amendment No. 5 to Form S-4 of our report dated March 14, 2023, which includes an explanatory paragraph as to TradeUP Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of TradeUp Acquisition Corp. as of December 31, 2022 and for the year ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
East Hanover, NJ
June 30, 2023